Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos + 1 713-232-7551	News Release
Media Contact:	Guy A. Cantwell +1 713-232-7647	FOR RELEASE: November 4, 2009

TRANSOCEAN LTD. REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest for the three months ended September 30, 2009 of $710 million, or $2.19 per diluted share, compared to net income attributable to controlling interest of $1.063 billion, or $3.30 per diluted share for the three months ended September 30, 2008. Revenues for the third quarter of 2009 were $2.823 billion compared to $3.192 billion for the third quarter 2008.

Third quarter 2009 results were adversely impacted by certain net charges, after tax, totaling $148 million, or $0.46 per diluted share, as follows:

•	$132 million related to various litigation matters,

•	$46 million for impairment of intangible assets related to drilling management services,

•	$10 million primarily related to the retirement of debt and expenses associated with the GlobalSantaFe merger,

•	partially offset by $40 million of income related to discrete tax items and gains on settlements of certain tax matters.

Operations Quarterly Review

Revenues for the three months ended September 30, 2009 decreased slightly to $2.823 billion, compared to revenues of $2.882 billion during the three months ended June 30, 2009. The decrease was primarily due to a $164 million reduction in revenue resulting from the stacking of rigs and decreased activity, partially offset by a $108 million increase in revenue due to the commencement of operations of two of our newbuild drillships and improvements in dayrates and revenue efficiency.

Operating and maintenance expenses for three months ended September 30, 2009 were $1.396 billion, compared to $1.277 billion for the prior three-month period, an increase of $119 million or 9.3 percent. The quarter-to-quarter increase in operating and maintenance costs primarily consisted of $137 million related to various litigation matters and increased shipyard expenditures, partially offset by the cost benefits resulting from the stacking of rigs.

General and administrative expenses of $54 million for the third quarter of 2009 were essentially unchanged, compared to the second quarter of 2009.

Interest Expense and Liquidity

Interest expense, net of amounts capitalized, for the third quarter of 2009 totaled $115 million, compared to $114 million for the second quarter of 2009.

As of September 30, 2009, total debt was $11.922 billion, compared to total debt of $12.053 billion as of June 30, 2009, a decrease of $131 million. During the third quarter 2009, the company repaid approximately $1.2 billion of debt. This was offset by an increase of debt of $1.1 billion, including $716 million associated with the Petrobras 10000 capital lease and $353 million of other borrowings.

Cash flow from operating activities totaled $1.406 billion for the third quarter of 2009, compared to $1.576 billion for the second quarter 2009.

Effective Tax Rate

Transocean’s reported Effective Tax Rate(1) of 16.4 percent for the third quarter of 2009 reflects a benefit from various discrete tax items of $29 million which primarily resulted from changes in estimates. Excluding these items as well as the adverse charges detailed above, the Annual Effective Tax Rate(2) for the third quarter of 2009 was 16.4 percent versus 15.7 percent in the second quarter of 2009.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern time, 4:00 p.m. Swiss time, today. To participate, dial +1 (913) 312-1305 and refer to confirmation code 4209411 approximately five to 10 minutes prior to the scheduled start time of the call. In addition, the conference call will be simultaneously broadcast in a listen-only mode over the Internet and can be accessed by logging onto the company’s Web address at www.deepwater.com and selecting “Investor Relations.” It may also be accessed at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.” A file containing five charts to be discussed during the conference call, titled “3Q09 Charts,” has been posted to Transocean’s Web site and can be found by selecting “Investor Relations.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern time, 7:00 p.m. Swiss time, on November 4, 2009 and can be accessed by dialing +1 (719) 457-0820 and referring to the passcode 4209411. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses. Both replay options will be available for approximately 30 days.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus seven announced ultra-deepwater newbuild units, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 42 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”
(2)

Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to the accounting standard for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Operating revenues
Contract drilling revenues	$2,602	$2,699	$8,061	$7,926
Contract drilling intangible revenues	58	143	237	557
Other revenues	163	350	525	921

	2,823	3,192	8,823	9,404

Costs and expenses
Operating and maintenance	1,396	1,426	3,844	3,947
Depreciation, depletion and amortization	367	336	1,082	1,040
General and administrative	54	46	163	140

	1,817	1,808	5,089	5,127

Impairment loss	(46)	—	(334)	—
Loss from disposal of assets, net	(3)	(1)	(3)	(4)

Operating income	957	1,383	3,397	4,273

Other income (expense), net
Interest income	—	7	2	30
Interest expense, net of amounts capitalized	(115)	(143)	(365)	(473)
Loss on retirement of debt	(7)	—	(17)	(3)
Other, net	9	(12)	9	(20)

	(113)	(148)	(371)	(466)

Income before income tax expense	844	1,235	3,026	3,807
Income tax expense	138	175	573	533

Net income	706	1,060	2,453	3,274
Net loss attributable to noncontrolling interest	(4)	(3)	(5)	(3)

Net income attributable to controlling interest	$710	$1,063	$2,458	$3,277

Earnings per share
Basic	$2.20	$3.32	$7.63	$10.27
Diluted	$2.19	$3.30	$7.61	$10.19

Weighted average shares outstanding
Basic	321	319	320	318
Diluted	322	321	321	321

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	September 30, 2009	December 31, 2008
		(As adjusted)
Assets
Cash and cash equivalents	$886	$963
Short-term investments	180	333
Accounts receivable, net of allowance for doubtful accounts of $76 and $114 at September 30, 2009 and December 31, 2008, respectively	2,614	2,864
Materials and supplies, net of allowance for obsolescence of $57 and $49 at September 30, 2009 and December 31, 2008, respectively	457	432
Deferred income taxes, net	87	63
Assets held for sale	186	464
Other current assets	193	230

Total current assets	4,603	5,349

Property and equipment	28,513	25,836
Less accumulated depreciation	5,983	4,975

Property and equipment, net	22,530	20,861

Goodwill	8,134	8,128
Other assets	751	844

Total assets	$36,018	$35,182

Liabilities and equity
Accounts payable	$827	$914
Accrued income taxes	136	317
Debt due within one year	702	664
Other current liabilities	919	806

Total current liabilities	2,584	2,701

Long-term debt	11,220	12,893
Deferred income taxes, net	772	666
Other long-term liabilities	1,736	1,755

Total long-term liabilities	13,728	15,314

Commitments and contingencies

Shares, CHF 15.00 par value, 502,852,947 authorized, 167,617,649 contingently authorized, 335,235,298 issued and 321,139,451 outstanding at September 30, 2009; 502,852,947 authorized, 167,617,649 contingently authorized, 335,235,298 issued and 319,262,113 outstanding at December 31, 2008	4,470	4,444
Additional paid-in capital	7,394	7,313
Retained earnings	8,285	5,827
Accumulated other comprehensive loss	(442)	(420)

Total controlling interest shareholders’ equity	19,707	17,164

Noncontrolling interest	(1)	3

Total equity	19,706	17,167

Total liabilities and equity	$36,018	$35,182

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Cash flows from operating activities
Net income	$706	$1,060	$2,453	$3,274
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(58)	(143)	(237)	(557)
Depreciation, depletion and amortization	367	336	1,082	1,040
Share-based compensation expense	23	16	66	49
Excess tax benefit from share-based compensation plans	(9)	—	(10)	(11)
Impairment loss	46	16	334	16
Loss from disposal of assets, net	3	1	3	4
Loss on retirement of debt	7	—	17	3
Amortization of debt issue costs, discounts and premiums, net	51	44	160	129
Deferred revenue, net	29	(3)	72	22
Deferred expenses, net	(3)	(3)	(38)	(132)
Deferred income taxes	24	60	50	4
Other, net	7	7	30	(1)
Changes in operating assets and liabilities	213	(121)	441	(77)

Net cash provided by operating activities	1,406	1,270	4,423	3,763

Cash flows from investing activities
Capital expenditures	(540)	(514)	(2,195)	(1,703)
Proceeds from disposal of assets, net	2	5	10	352
Proceeds from short-term investments	29	14	422	14
Purchases of short-term investments	(34)	(408)	(268)	(408)
Joint ventures and other investments, net	5	—	5	(3)

Net cash used in investing activities	(538)	(903)	(2,026)	(1,748)

Cash flows from financing activities
Change in short-term borrowings, net	254	202	(246)	(153)
Proceeds from debt	26	303	345	2,354
Repayments of debt	(1,173)	(1,000)	(2,583)	(4,673)
Payments for warrant exercises, net	—	—	(13)	(4)
Proceeds from (taxes paid for) share-based compensation plans, net	(6)	(12)	16	49
Excess tax benefit from share-based compensation plans	9	—	10	11
Other, net	1	(7)	(3)	(11)

Net cash used in financing activities	(889)	(514)	(2,474)	(2,427)

Net decrease in cash and cash equivalents	(21)	(147)	(77)	(412)
Cash and cash equivalents at beginning of period	907	976	963	1,241

Cash and cash equivalents at end of period	$886	$829	$886	$829

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions) (1)
	Three months ended			Nine months ended September 30,
	September 30, 2009	June 30, 2009	September 30, 2008	2009	2008
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$732	$673	$617	$2,107	$1,783
Deepwater Floaters	463	406	323	1,282	1,025
Harsh Environment Floaters	141	159	163	458	481
Total High-Specification Floaters	1,336	1,238	1,103	3,847	3,289
Midwater Floaters	618	644	690	1,971	2,015
High-Specification Jackups	104	128	144	383	448
Standard Jackups	537	608	749	1,835	2,134
Other Rigs	6	7	13	25	40
Subtotal	2,602	2,625	2,699	8,061	7,926
Contract Intangible Revenue	58	75	143	237	557
Other Revenues
Client Reimbursable Revenues	49	48	55	148	152
Integrated Services and Other	53	52	12	158	8
Drilling Management Services	54	74	257	198	693
Oil and Gas Properties	7	8	26	21	68
Subtotal	163	182	350	525	921
Total Company	$2,823	$2,882	$3,192	$8,823	$9,404

	Average Dayrates (1)
	Three months ended			Nine months ended September 30,
	September 30, 2009	June 30, 2009	September 30, 2008	2009	2008
High-Specification Floaters:
Ultra Deepwater Floaters	$458,500	$450,500	$401,300	$453,400	$390,700
Deepwater Floaters	$355,600	$339,600	$322,700	$344,300	$307,600
Harsh Environment Floaters	$386,000	$374,500	$363,500	$369,400	$362,400
Total High-Specification Floaters	$409,300	$397,600	$369,300	$400,300	$356,600
Midwater Floaters	$355,800	$302,700	$292,900	$322,200	$294,800
High-Specification Jackups	$161,000	$161,400	$178,500	$164,400	$176,700
Standard Jackups	$156,200	$149,200	$158,700	$153,800	$151,400
Other Rigs	$73,300	$48,300	$48,900	$51,400	$49,000
Total Drilling Fleet	$283,800	$255,900	$242,200	$264,500	$236,500

	Utilization (1)
	Three months ended			Nine months ended September 30,
	September 30, 2009	June 30, 2009	September 30, 2008	2009	2008
High-Specification Floaters:
Ultra Deepwater Floaters	90%	91%	93%	93%	93%
Deepwater Floaters	89%	82%	68%	85%	76%
Harsh Environment Floaters	80%	93%	98%	91%	97%
Total High-Specification Floaters	88%	88%	83%	89%	86%
Midwater Floaters	72%	84%	88%	82%	86%
High-Specification Jackups	70%	87%	87%	85%	93%
Standard Jackups	68%	82%	93%	79%	92%
Other Rigs	42%	59%	100%	70%	100%
Total Drilling Fleet	75%	84%	89%	83%	89%

(1)

Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Nine months ended
	Sept 30, 2009	June 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
			(As adjusted)		(As adjusted)
Income before income taxes and minority interest	$844	$992	$1,235	$3,026	$3,807
Add back (subtract):
Litigation matters	132	—	—	132	—
GSF merger related costs	4	2	1	12	5
Impairment loss	46	67	16	334	16
Loss on sale of CDC interest	—	4	—	4	—
Gain on sale of Sedco 135-D	(1)	(1)	—	(2)	—
Loss on retirement of debt	7	8	—	17	3
Income from TODCO tax sharing agreement	(11)	—	(14)	(11)	(14)

Adjusted income before income tax expense	1,021	1,072	1,238	3,512	3,817

Income tax expense	138	184	175	573	533
Add back (subtract):
GSF merger related costs	1	—	1	2	1
Impairment loss	—	—	2	—	2
Changes in estimates (1)	28	(16)	15	(24)	(10)

Adjusted income tax expense (2)	$167	$168	$193	$551	$526

Effective Tax Rate (3)	16.4%	18.5%	14.2%	18.9%	14.0%

Annual Effective Tax Rate (4)	16.4%	15.7%	15.6%	15.7%	13.8%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes, valuation allowances on deferred taxes and other tax liabilities.
(2)	The three months ended September 30, 2009 include $7 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income tax expense.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.